Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com	Exhibit 99.01

For immediate release

Shire announces suspension of ADDERALL XR® sales in Canada

BASINGSTOKE, UK, PHILADELPHIA, PA, US February 9, 2005 Shire Pharmaceuticals Group plc (LSE: SHP; NASDAQ: SHPGY; TSX: SHQ) announces that Health Canada has requested the suspension of sales of Shire’s attention deficit hyperactivity disorder (ADHD) treatment, ADDERALL XRR in Canada following Health Canada’s interpretation of adverse event data as part of routine label updating.

Although Shire is complying with this request the Company strongly disagrees with the conclusions drawn by Health Canada and is considering appropriate responsive action.

Matthew Emmens, Chief Executive Officer, commented:

“We are surprised by this action from Health Canada. Shire remains confident in the safety and efficacy of ADDERALL XR.”

The marketing and availability of ADDERALL XR in the United States is unaffected. Shire remains confident in the safety and effectiveness of this drug for the treatment of ADHD when used in accordance with the approved labeling.

ADDERALL XR was approved by Health Canada on January 21, 2004 and launched in February 2004. Approximately 11,000 patients are currently prescribed ADDERALL XR in Canada. ADDERALL XR contributed around US $10m of Shire’s annual revenue in its first year on the Canadian market.

The labeling updating with Health Canada was part of Shire’s regular ongoing process of revising the product label with information gathered during the lifetime of the drug.

The interpretation of the same data by the US FDA led to a revised US label for ADDERALL XR in September 2004, clarifying that the drug generally should not be used in children or adults with structural cardiac abnormalities.

For further information please contact:

Shire Pharmaceuticals Group plc

Investor Relations

Cléa Rosenfeld (UK and Europe)	+44 1256 894 160
Brian Piper (US and Canada)	+1 484 595 8252

Media

Jessica Mann (UK and Europe)	+44 1256 894280
Matthew Cabrey (US and Canada)	+1 484 595 8248

Notes to editors

Shire
Shire Pharmaceuticals Group Plc is a global pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system, gastrointestinal and renal diseases. Shire has operations in the world’s key pharmaceutical markets (U.S., Canada, U.K., France, Italy, Spain and Germany).

For further information on Shire, please visit the Company’s website: www.shire.com

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of METHYPATCH® (methylphenidate) and NRP104, including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to secure new products for development, , the implementation of the current reorganization and other risks and uncertainties detailed from time to time in Shire’s filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, with the Securities and Exchange Commission.